EXHIBIT (d)(10)

EDUCATION LENDING GROUP, INC.

CONFIDENTIALITY AGREEMENT

November 3, 2004

Dear Sirs or Madams:

      1.       Proposed Disclosure of Confidential Information. You have requested information from Education Lending Group, Inc., and its subsidiaries and affiliates (collectively, “EDLG”) in connection with your consideration of a possible transaction involving EDLG (a “Transaction”). As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below in this Letter Agreement (“Agreement”), for a period of two (2) years from the date first listed above, to treat confidentially such information and any other information that EDLG, its agents or its representatives (including attorneys, accountants, and financial advisors) furnishes to you or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders, affiliates or representatives of your agents, advisors or prospective lenders (all of the foregoing collectively referred to as your “Representatives”), whether furnished before or after the date of this Agreement, and all notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contain or otherwise reflect such information (collectively, the “Evaluation Material”).

      2.      Other Defined Terms. (a) The term “Evaluation Material” does not include information which you can show (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by EDLG or any of its representatives or its agents, (iii) becomes available to you on a non-confidential basis from a source other than EDLG or any of its representatives or its agents, provided that such source is not bound by a confidentiality agreement relating to such information or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation, or (vi) was independently developed by you or one or more of your Representatives without access to or the benefit of the Evaluation Material.

(b) The term “person” as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

      3.      Restricted Use of Evaluation Material. (a) It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material). You agree that the Evaluation Material will be kept confidential by you and your Representatives and, except with the specific prior written consent of EDLG or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives. You further agree that you and your Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate a possible Transaction. You will be liable for any breach of this Agreement by you and your Representatives.

         (b)    Without the prior written consent of EDLG, you and your Representatives will not disclose to any person (i) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (ii) the fact that any discussions or negotiations are taking place concerning a possible Transaction or (iii) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with EDLG about your intention to make, and the proposed contents of, such disclosure) is, in the opinion of your counsel, required by applicable law.

         (c)    In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of the Transaction have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

      4.      Legal Obligation to Disclose. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will provide EDLG with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative’s compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that EDLG grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, in the opinion of your counsel, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished. Notwithstanding the foregoing, EDLG acknowledges and agrees that you may disclose any of the Evaluation Material as is required during any examination of you and your books and records in the ordinary course by any bank, securities, taxing or any other governmental authority or agency having jurisdiction as to you provided, however, that you will inform all such governmental agencies of the confidential nature of the Evaluation Material.

       5.      Non-Solicitation. (a) In view of the fact that the Evaluation Material consists of confidential and non-public information, you agree that for a period of two (2) years from the date of this Agreement, neither you nor any of your affiliates, alone or with others, will in any manner (i) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of EDLG (other than property transferred in the ordinary course of EDLG’s business), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by EDLG’s Board of Directors, (ii) solicit proxies from stockholders of EDLG or otherwise seek to influence or control the management or policies of EDLG or any of its affiliates, (iii) assist (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing or (iv) seek or request a waiver of any of the provisions of this Section 5(a).

Notwithstanding the foregoing, if an unaffiliated third party seeks to acquire or assists, advises or encourages any other persons in seeking to acquire, directly or indirectly, control of EDLG or any of its securities, businesses or assets without the consent of EDLG’s board of directors during the one year period from the date hereof, then you shall be permitted to take any of the actions prohibited above.

         (b)    Without the prior written consent of EDLG, (i) neither you nor those of your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated (other than through UBS Securities LLC) any communications with any employee of EDLG concerning the Evaluation Material or any possible Transaction and (ii) none of your directors, officers or employees who are aware of the Evaluation Material and/or the possibility of a Transaction shall, either directly or indirectly, for the two (2) year period from the date of this Agreement, solicit for employment or cause to be solicited the employment of any employee of EDLG or any of its affiliates or encourage or induce any such employee to leave the employment of EDLG or its affiliates. Nothing herein shall prohibit you from soliciting or hiring any person who (i) responds to any general solicitation or advertisement that is not specifically directed to employees of EDLG or any of its affiliates, or (ii) is referred to you by search firms, employment agencies or other similar firms provided, however, that such firms have not been specifically instructed by you to solicit the employees of EDLG or any of its affiliates.

       6.      Transactions Involving Shares of EDLG. You hereby represent that neither you nor your affiliates beneficially own any shares of the common stock of EDLG. At such time as you retain an independent financial advisor regarding this Transaction, you agree to cause any such independent financial advisor to agree expressly in writing to the provisions of this Agreement, including this paragraph (with such writing to be delivered to EDLG).

      7.      Return of Evaluation Information. You will promptly upon the request of EDLG deliver to EDLG any and all documents or other matter furnished by EDLG or its agents or representatives to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such request, all other documents or other matter constituting or containing any Evaluation Material, whether prepared by your or your Representatives, that is in the possession of you or your Representatives will be destroyed, with any such destruction confirmed by you in writing to EDLG upon written request from EDLG. Notwithstanding the foregoing, your legal department shall be permitted to create and retain a list of the Evaluation Material returned to EDLG or destroyed including a summary description thereof provided, however, that such list shall be deemed Evaluation Material and held subject to the terms of this Agreement.

      8.      No Representations or Warranties. Although you understand that EDLG has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you further understand that neither EDLG nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither EDLG nor its agents or its representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or such Representatives. Only those representations and warranties that may be made to you or your affiliates in a definitive written agreement for a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a

Transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the business to be acquired. Moreover, unless and until such a definitive written agreement is entered into, none of EDLG or its agents, representatives or affiliates, or you or your Representatives, will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement.

         9.      Modifications. Without limiting the generality of the foregoing, you specifically acknowledge and agree that EDLG may conduct and change the process with respect to any possible Transaction as it in its sole discretion shall determine, including, without limitation, at any time terminating access to the Evaluation Material by you and your Representatives, rejecting any and all offers without stating reasons, and negotiating with one or more other parties and entering into a definitive agreement for a Transaction without prior notice to you or any other person. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by EDLG and you expressly so modifying or waiving such agreements.

       10.      Remedies. The parties hereby agree to indemnify and hold each other harmless from any damage, loss, cost or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any breach of this Agreement. You acknowledge that money damages may be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause EDLG irreparable harm. Accordingly, you also agree that in the event of any breach or threatened breach of this Agreement, EDLG, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.

       11.      No Waiver. It is understood and agreed that no failure or delay by EDLG in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

      12.      Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      13.     Governing Law. You agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of California having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions.

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        If you are in agreement with the foregoing, please sign and forward by facsimile a copy to the phone number indicated below and return one executed copy of this Agreement to UBS Securities LLC to the address provided below, which will constitute our Agreement with respect to the subject matter hereof.

Very truly yours,

EDUCATION LENDING GROUP, INC.

	By:	/s/ Douglas L. Feist
DOUGLAS L. FEIST Executive Vice President and Secretary

Confirmed and agreed to as of the date first above written:	Return Executed Agreement to:

Organization: CIT Group Inc. By: /s/ Robert J. Ingato Name: Robert J. Ingato Title: Executive Vice President and General Counsel	UBS Securities LLC 299 Park Avenue New York, NY 10171 Attn: Lisa M. Saski